Squire, Sanders & Dempsey L.L.P.
                       40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004
                              Phone: (602) 528-4000
                            Facsimile: (602) 253-8129

                                 January 5, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

     Re: LightPath Technologies, Inc.
         Registration Statement on Form S-3 (Registration No. ________)

Ladies and Gentlemen:

         This firm is counsel for LightPath Technologies, Inc., a Delaware corporation (the "Company"). As such, we are familiar with the Certificate of Incorporation, as amended, and Bylaws of the Company, as well as resolutions adopted by its Board of Directors authorizing the issuance and sale of 2,279,847 shares of the Company's $.01 par value Class A Common Stock (the "Common Stock"), including 2,206,250 shares of Common Stock issuable upon conversion of 408 shares of outstanding Series F Preferred Stock and upon exercise of outstanding Class K Warrants, Class L Warrants and Chairman's Warrants, which are the subject of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended. We have also examined all such instruments, documents and records, and undertaken such further inquiry, as we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In giving our opinion hereinafter expressed, we have assumed further that the Company has properly reserved the number of authorized and unissued shares of Common Stock required to be issued upon the conversion of the outstanding Series F Preferred Stock and exercise of the Class K Warrants, Class L Warrants and Chairman's Warrants and that as of the date of such issuance the Company continues to exist. Our opinion is based solely on the General Corporation Law of the State of Delaware.

         Based upon the foregoing, it is our opinion that the 73,597 shares of Common Stock are validly issued, fully paid and nonassessable and that, upon receipt by the Company of the consideration provided for upon conversion of the Series F Preferred Stock and upon exercise of the Class K Warrants, Class L Warrants and Chairman's Warrants, respectively, the 2,206,250 shares of Common Stock, when issued in compliance with the Series F Preferred Stock and the Class K Warrants, Class L Warrants and Chairman's Warrants, respectively, will be validly issued, fully paid and nonassessable.

         We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Common Stock for offer and sale in such states.

                             Respectfully submitted,

                             /s/ SQUIRE, SANDERS & DEMPSEY L.L.P.